Exhibit 3.2.45

ARTICLES OF INCORPORATION

OF

VIRGINIA TREATMENT CENTER, INC.

The undersigned, acting as incorporator in adopting the following Articles of Incorporation for the purpose of incorporating a business corporation (hereinafter referred to as “Corporation”), pursuant to the provisions of the Virginia Stock Corporation Act, Chapter 9 of Title 13.1 of the Code of Virginia.

Article 1: The name of the corporation is Virginia Treatment Center, Inc.

Article 2: The number of shares the corporation is authorized to issue is 1,000, all of which are without par value and classified as Common shares.

Article 3: The corporation’s initial registered office address, which is the business address of the initial registered agent including street and number, is 526 King Street, Alexandria, Virginia 22314. The registered office is physically located in the city or the county of the City of Alexandria.

Article 4: The name of the corporation’s initial registered agent, whose business office is identical with the above-registered office is National Registered Agents, Inc. The initial registered agent, a foreign stock corporation who is authorized to transact business in the Commonwealth of Virginia.

Article 5: The name and the address of the initial directors of the corporation are:

NAME	ADDRESS
David R. Gnass	618 Church Street, Suite 510, Nashville, TN 37219
Patty Chadwick	618 Church Street, Suite 510, Nashville, TN 37219

Article 6: The period of duration of the corporation is perpetual.

Article 7: The purpose or purposes for which the corporation is organized, in addition to engaging in any lawful business for which a corporation may be organized pursuant to the Virginia Stock Corporation Act, exclusive of those special kinds of business set forth in Section 13.1-620 of the Virginia Stock Corporation Act, are as follows:

Operation of an addiction treatment center.

Article 8: Shareholders shall be entitled as a matter of right to a preemptive right, for a period of thirty days, to subscribe for, purchase or receive any shares of the corporation which it may issue or sell, whether out of the number of shares authorized by these Articles of Incorporation or by amendment thereof, or out of the shares of the corporation acquired by it after the issuance thereof, any shareholder shall be entitled as a matter of right to purchase or subscribe for or receive any bonds, debentures, or other obligations which the corporation may issue or sell that shall be convertible into or exchangeable for shares, or to which shall be attached or shall appertain to any warrant or warrants or other instrument or instruments that shall confer upon the holder or owner of such obligation the right to subscribe for or purchase from the corporation any shares of any class or classes; and after the expiration of said thirty days, any and all of such shares, rights, bonds, debentures or other obligations which the corporation may have issued, reissued, transferred, or granted by the Board of Directors, as the case may be, to such persons, firms, corporations, and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine.

Article 9: The corporation shall, to the fullest extent legally permissible under the provisions of the Virginia Stock Corporation Act, as the same may be amended and supplemented, shall indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suit or other proceeding in which he may be involved or with which he may be threatened, or other matters referred to in or covered by said provisions both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, Agreement or Resolution adopted by the shareholders entitled to vote thereon after notice.

Dated on this 8th day of March, 2002.

/s/ Melissa J. Hogan
Melissa J. Hogan, incorporator

COMMONWEALTH OF VIRGINIA

STATE CORPORATION COMMISSION

March 8, 2002

The State Corporation Commission has found the accompanying articles submitted on behalf of Virginia Treatment Center, Inc. to comply with the requirements of law, and confirms payment of all required fees. Therefore, it is ORDERED that this CERTIFICATE OF INCORPORATION be issued and admitted to record with the articles of incorporation in the Office of the Clerk of the Commission, effective March 8, 2002.

The corporation is granted the authority conferred on it by law in accordance with the articles, subject to the conditions and restrictions imposed by law.

STATE CORPORATION COMMISSION

By:	/s/ Illegible
Commissioner